Exhibit 99.1

For Immediate Release
Contact:
Melissa Thompson
Vice President, Corporate Communications
(703) 387-3377

Interstate Hotels & Resorts Reports 2004 Results

     ARLINGTON, Va., February 23, 2005—Interstate Hotels & Resorts (NYSE: IHR), the nation’s largest independent hotel management company, today reported results for the fourth quarter and year ended December 31, 2004.

	4Q	4Q	12 Mos.	12 Mos.
	2004 (1)	2003 (1)	2004 (1)	2003 (1)
Net income (loss)	$1.0	$(8.0)	$(5.7)	$(4.5)

Basic and Diluted EPS	$0.03	$(0.33)	$(0.19)	$(0.21)

Total revenue, excluding other revenue from managed properties (reimbursable costs)	$54.8	$49.9	$192.2	$184.6

Adjusted EBITDA (2),excluding non-recurring items, special charges and discontinued operations	$12.5	$10.5	$28.3	$29.3

Net income, excluding non-recurring items, special charges and discontinued operations (2)	$7.5	$3.5	$9.3	$4.0

Basic EPS, excluding non-recurring items, special charges and discontinued operations (1), (2)	$0.25	$0.15	$0.31	$0.18

Diluted EPS, excluding non-recurring items, special charges and discontinued operations (1), (2)	$0.24	$0.15	$0.30	$0.18

(1)	in millions, except per share data

(2)	Adjusted EBITDA, Net Income, Basic EPS and Diluted EPS excluding non-recurring items, special charges and discontinued operations are non-GAAP financial measures and should not be considered as an alternative to any measures of operating results under GAAP. See the discussion included in the financial information section of this press release regarding these non-GAAP financial measures.

Fourth-Quarter Results

     Total revenue for the 2004 fourth quarter includes incentive management fees of $10.2 million compared to $6.4 million in the same quarter of 2003.

     Same-store revenue per available room (RevPAR) for all managed hotels, excluding those hotels affected by the four hurricanes struck Florida in the third quarter, improved 6.7 percent in the 2004 fourth quarter to $65.68, compared to the 2003 fourth quarter. Average daily rate (ADR) rose 6.6 percent to $102.34, with occupancy up 0.1 percent to 64.2 percent in the 2004 fourth quarter.

     Same-store RevPAR for all full-service managed hotels, excluding those hotels affected by the four hurricanes, advanced a strong 6.8 percent in the 2004 fourth quarter to $70.03. ADR rose 7.3 percent to $108.55, which was slightly offset by a (0.5) percent decline in occupancy to 64.5 percent.

     Same-store RevPAR for all select-service managed hotels also rose significantly, up 6.1 percent to $52.17, on a 4.1 percent improvement in ADR to $82.69, and a 1.9 percent increase in occupancy to 63.1 percent.

     “The majority of our RevPAR increase was achieved through increases in room rate,” said Thomas F. Hewitt, chief executive officer. “This translates to better margins for our owners and provides for higher base and incentive management fee revenue for Interstate. We achieved strong improvements across our managed portfolio, which capped off a year of steady improvement.”

     Hewitt said that nine properties in Florida managed by the company remain totally or partially closed due to the damage caused by four hurricanes that struck the state in the third quarter. “We are making steady progress to reopen the hotels at the earliest possible time,” he said. “We experienced a loss of management fees due to the closings but expect to recover fees through our business interruption insurance coverage. The fees lost for 2004 will be recorded in the quarter in which we receive the business interruption insurance proceeds.”

Hotel Acquisition

     Subsequent to year end, Interstate announced the acquisition of the 329-room Hilton Concord in the East Bay area of San Francisco, Calif. for $29.15 million. The acquisition was financed with a $19.0 million mortgage loan, cash on hand and borrowings under the company’s senior secured credit facility.

     “This is a great example of the type of hotel we are targeting to invest in,” Hewitt said. “We will continue to aggressively target this type of high-quality, full-service hotel in order to further diversify our earnings base.”

New Management Contracts

     In the fourth quarter, Interstate acquired Sunstone Hotel Properties, Inc. (SHP), the manager of 54 hotels. “The transition of this portfolio went quite smoothly,” Hewitt said. “We continue to look for large, high-quality portfolios like SHP’s, which provide a stable platform from which to grow.”

     Subsequent to the end of the fourth quarter, Interstate announced that it had been selected to manage two hotels currently under construction: the 357-suite Residence Inn by Marriott Manhattan — Times Square in New York and the 150-room Marriott Ghent in Belgium. The hotels are scheduled to open in November 2005 and mid-2006, respectively.

BridgeStreet

     Interstate’s BridgeStreet subsidiary continued to report improved results and continued expansion in key major markets such as New York, Washington and Chicago, as well as significant expansion in London.

     In January 2005, BridgeStreet announced a Global Affinity Program geared to corporate housing providers in smaller markets with populations of less than 500,000 people. The program supplements the brand’s Licensed Global Partners Program, which is targeted to larger metropolitan areas. “This new program extends our brand to more cities, allowing us to provide a more diversified portfolio both in the U.S. and overseas,” Hewitt said.

Capital Structure

     Following the close of the 2004 fourth quarter, the company successfully refinanced its existing senior secured credit facility. The facility’s capacity was increased to $108 million, and the maturity was extended to 2008. “This new facility gives us the flexibility we need to execute our strategic plan,” said William Richardson, chief financial officer. “It also lowered Interstate’s average cost of debt while extending the maturity.”

Key Financial Information

On December 31, 2004, Interstate had:

•	Total cash of $15.8 million;

•	Total debt of $89.2 million, consisting of $43.5 million of senior debt, $40.0 million of subordinated debt, a $3.7 million non-recourse promissory note and a $2.0 million promissory note.

Outlook and Guidance

     “The outlook for the hotel industry and Interstate is extremely positive for 2005,” Hewitt said. “The hotel industry is in the early stages of a recovery with significant upside potential still ahead. We are focusing on flow-through for our owners, and we will capitalize on the benefits that our size and distribution afford us.”

     The company provides the following range of estimates for the first quarter and full-year 2005. RevPAR is expected to increase 6.5 to 7.5 percent for the 2005 first quarter and 7.0 to 8.0 percent for 2005.

•	Net loss of $(3.1) million to $(2.5) million for the first quarter and net income of $7.0 million to $8.2 million for the full year;

•	Net loss per diluted share of $(0.10) to $(0.08) for the first quarter and net income per diluted share of $0.22 to $0.26 for the full year;

•	Excluding non-recurring charges, special items and discontinued operations, net loss of $(1.5) million to $(0.8) million for the first quarter and net income of $8.5 million to $10.1 million for the full year;

•	Excluding non-recurring charges, special items and discontinued operations, net loss per diluted share of $(0.05) to $(0.02) for the first quarter and net income per diluted share of $0.27 to $0.32 for the full year;

•	Excluding non-recurring charges, special items and discontinued operations, Adjusted EBITDA of $2.6 million to $3.6 million for the first quarter and $28.5 million to $30.5 million for the full year.

     Interstate will hold a conference call to discuss its fourth-quarter and 2004 results today, February 23, at 10 a.m. Eastern time. Interested parties may visit the company’s Web site at www.ihrco.com and click on Investor Relations and then Fourth-Quarter Conference Call. Interested parties also may listen to an archived webcast of the conference call on the Web site, or via telephone until midnight on Wednesday, March 2, 2005, by dialing (800) 405-2236, reference number 11023378. A replay of the conference call will be posted on Interstate Hotels & Resorts’ Web site through March 23, 2005.

     Interstate Hotels & Resorts operates more than 300 hospitality properties with nearly 70,000 rooms in 41 states, the District of Columbia, Canada, Russia, and Portugal. BridgeStreet Worldwide, an Interstate Hotels & Resorts’ subsidiary, is one of the world’s largest corporate housing providers. BridgeStreet and its network of Global Partners offer more than 8,700 corporate apartments located in 91 MSAs throughout the United States and internationally. For more information about Interstate Hotels & Resorts, visit the company’s Web site: www.ihrco.com.

Non-GAAP Financial Measures

     Included in this press release are certain “non-GAAP financial measures,” which are measures of our historical or estimated future performance that are different from measures calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules, that we believe are useful to investors. They are as follows: (i) Adjusted EBITDA and (ii) Adjusted EBITDA and net income, basic EPS and diluted EPS, excluding non-recurring items, special charges and discontinued operations. The following discussion defines these terms and presents the reasons we believe they are useful measures of our performance.

Adjusted EBITDA

     A significant portion of our non-current assets consists of intangible assets. Of those intangible assets, the costs of our management contracts are amortized over their remaining terms. Because depreciation and amortization are non-cash items, management and many industry investors believe the presentation of Adjusted EBITDA is useful to management and to investors. Adjusted EBITDA represents consolidated earnings before interest expense, income taxes, depreciation and amortization, equity in earnings of affiliates, minority interests, gain on refinancing and discontinued operations. We believe Adjusted EBITDA provides useful information to investors regarding our financial condition and results of operations because Adjusted EBITDA is useful for evaluating our performance and our capacity to incur and service debt, fund capital expenditures and expand our business. Management also uses Adjusted EBITDA as one measure in determining the value of acquisitions and dispositions. We also believe that the rating agencies and a number of lenders use Adjusted EBITDA for those purposes and a number of restrictive covenants related to our indebtedness use Adjusted EBITDA as a measure.

Adjusted EBITDA and Net Income, Excluding Non-recurring Items, Special Charges and Discontinued Operations

     We define Adjusted EBITDA, excluding non-recurring items, special charges and discontinued operations, as Adjusted EBITDA excluding the effects of certain charges, transactions and expenses incurred in connection with events management believes are not reasonably likely to recur or have a continuing effect on our ongoing operations. Non-recurring items, special charges and discontinued operations include merger and integration costs, restructuring expenses, severance payments, asset impairments and other write-offs and the operating results of our discontinued operating units.

     Similarly, we define net income (loss), basic EPS and diluted EPS, excluding non-recurring items, special charges and discontinued operations as net income (loss), basic EPS and diluted EPS, without the effects of those same charges, transactions and expenses. We believe that Adjusted EBITDA and net income (loss), basic EPS and diluted EPS, excluding non-recurring items, special charges and discontinued operations, are useful performance measures because including these non-recurring items, special charges and discontinued operations may either mask or exaggerate trends in our ongoing operating performance. Furthermore, performance measures that include non-recurring items, special charges and discontinued operations may not be indicative of the continuing performance of our underlying business. Therefore, we present Adjusted EBITDA and net income (loss), basic EPS and diluted EPS, excluding non-recurring items, special charges and discontinued operations because they may help investors to compare our performance before the effect of various items that do not directly affect our ongoing operating performance.

     This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, about Interstate Hotels & Resorts, including those statements regarding future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the volatility of the national economy, economic conditions generally and the hotel and real estate markets specifically, the impact of the events of September 11, 2001, the aftermath of the war with Iraq, international and geopolitical difficulties or health concerns, governmental actions, legislative and regulatory changes, availability of debt and equity capital, interest rates, competition, weather conditions or natural disasters, supply and demand for lodging facilities in our current and proposed market areas, and the company’s ability to manage integration and growth. Additional risks are discussed in Interstate Hotels & Resorts’ filings with the Securities and Exchange Commission, including Interstate Hotels & Resorts’ annual report on Form 10-K for the year ended December 31, 2003.

Interstate Hotels & Resorts, Inc.
Historical Statements of Operations
(Unaudited, in thousands except per share amounts)

	Three Months		Year Ended
	Ended December 31,		December 31,
	2004	2003	2004	2003
Revenue:
Lodging revenue	$805	$699	$3,281	$3,396
Management fees	23,186	20,579	63,945	64,183
Corporate housing	27,114	25,011	110,620	102,773
Other revenue	3,706	4,723	14,305	15,330

	54,811	51,012	192,151	185,682
Other revenue from managed properties (8)	150,597	189,617	751,892	776,484

Total revenue	205,408	240,629	944,043	962,166
Operating expenses by department:
Lodging expenses	503	515	2,011	2,384
Corporate housing	23,471	21,307	91,592	85,270
Undistributed operating expenses:
Administrative and general	18,302	18,701	70,147	68,760
Depreciation and amortization	2,661	2,413	9,635	13,263
Merger and integration costs	—	472	—	3,816
Restructuring charges	567	3,400	4,048	3,400
Asset impairments and other write-offs	4,015	6,080	11,807	8,860

	49,519	52,888	189,240	185,753
Other expenses from managed properties (8)	150,597	189,617	751,892	776,484

Total operating expenses	200,116	242,505	941,132	962,237

Operating income (loss)	5,292	(1,876)	2,911	(71)
Interest income	204	265	1,005	917
Interest expense	(2,512)	(3,184)	(8,605)	(11,017)
Equity in losses of affiliates	(110)	(760)	(1,056)	(1,618)
Gain on refinancing	—	—	—	13,629

Income (loss) from continuing operations before minority interests and income taxes	2,874	(5,555)	(5,745)	1,840
Income tax (expense) benefit	(1,312)	(1,303)	1,781	(3,678)
Minority interests (expense) benefit	(23)	(13)	45	(197)

Income (loss) from continuing operations	1,539	(6,871)	(3,919)	(2,035)
Income (loss) from discontinued operations, net of tax	(507)	(1,143)	(1,744)	(2,416)

Net income (loss)	$1,032	$(8,014)	$(5,663)	$(4,451)

Basic earnings (loss) per share:
Continuing operations	$0.05	$(0.28)	$(0.13)	$(0.10)
Discontinued operations	$(0.02)	$(0.05)	$(0.06)	$(0.11)

Basic earnings (loss) per share	$0.03	$(0.33)	$(0.19)	$(0.21)
Diluted earnings (loss) per share:
Continuing operations	$0.05	$(0.28)	$(0.13)	$(0.10)
Discontinued operations	$(0.02)	$(0.05)	$(0.06)	$(0.11)

Diluted earnings (loss) per share	$0.03	$(0.33)	$(0.19)	$(0.21)
Weighted average shares outstanding (in thousands):
Basic	30,622	24,059	30,473	21,474
Diluted (1)	30,941	24,337	30,473	21,474
Reconciliations of Non-GAAP financial measures
Net income (loss)	$1,032	$(8,014)	$(5,663)	$(4,451)
Adjustments:
Depreciation and amortization	2,661	2,413	9,635	13,263
Interest expense, net	2,308	2,919	7,600	10,100
Equity in gains (losses) of affiliates	110	760	1,056	1,618
Gain on refinancing	—	—	—	(13,629)
Discontinued operations	507	1,143	1,744	2,416
Income tax expense (benefit)	1,312	1,303	(1,781)	3,678
Minority interests (expense) benefit	23	13	(45)	197

Adjusted EBITDA (2)	7,953	537	12,546	13,192
Merger and integration costs	—	472	—	3,816
Restructuring charges	567	3,400	4,048	3,400
Asset impairments and other write-offs (5)	4,015	6,080	11,807	8,860
Other	—	—	(55)	—

Adjusted EBITDA, excluding non-recurring items, special charges and discontinued operations (2)	$12,535	$10,489	$28,346	$29,268

Net income (loss)	$1,032	$(8,014)	$(5,663)	$(4,451)
Adjustments to net income (loss):
Merger and integration costs	—	283	—	2,290
Restructuring charges	567	2,040	4,048	2,040
Asset impairments and other write-offs (5)	4,015	3,708	11,807	5,376
Deferred financing costs write-off (6)				450
Gain on refinancing	—	450	—	(8,177)
Discontinued operations	—	1,143	1,237	2,416
Other	—	—	(55)	—
Minority interest	(83)	(60)	(91)	32
Income tax rate adjustment (7)	2,000	3,989	(1,962)	3,989

Net income (loss), excluding non-recurring items, special charges and discontinued operations (2)	$7,531	$3,539	$9,321	$3,965

Basic earnings (loss) per share, excluding non-recurring items, special charges and discontinued operations	$0.25	$0.15	$0.31	$0.18
Diluted earnings (loss) per share, excluding non-recurring items, special charges and discontinued operations	$0.24	$0.15	$0.30	$0.18
Weighted average shares outstanding (in thousands):
Basic	30,622	24,059	30,473	21,474
Diluted (1)	30,941	24,337	30,793	21,474

Same-store hotel operating statistics :
Full-service hotels: (4) Occupancy	64.5%	64.8%	68.9%	67.3%
ADR	$108.55	$101.13	$106.05	$101.02
RevPAR	$70.03	$65.55	$73.07	$68.00

Select-service hotels:
Occupancy	63.1%	61.9%	68.3%	66.8%
ADR	$82.69	$79.41	$83.01	$80.77
RevPAR	$52.17	$49.17	$56.69	$53.94

Outlook Reconciliation (3)	Forecast
	Three months
	ending	Year ending
	March 31, 2005	Dec 31, 2005
Net income (loss)	$(2,800)	$7,600
Depreciation and amortization	2,200	8,900
Interest expense, net	2,200	7,500
Equity in losses of affiliates	150	600
Minority interests expense (benefit)	—	100
Income tax expense (benefit)	(950)	2,500

Adjusted EBITDA (2)	800	27,200
Asset impairments and other write-offs	2,300	2,300

Adjusted EBITDA, excluding non-recurring items, special charges and discontinued operations (2)	$3,100	$29,500

Net income (loss)	$(2,800)	$7,600
Adjustments to net income (loss), net of income taxes:
Asset impairments and other write-offs	1,700	1,700

Net income, excluding non-recurring items, special charges and discontinued operations (2)	$(1,100)	$9,300

Earnings per share excluding non-recurring items and special charges and discontinued operations`	$(0.04)	$0.30

(1)	Generally, diluted share count will only differ from basic share count when there is income for the period presented, to prevent anti-dilution of earnings per share. However, operating partnership interests that are dilutive are included in diluted shares even in periods of loss.

(2)	See discussion of Adjusted EBITDA and net income and Adjusted EBITDA and net income, excluding non-recurring items, special charges and discontinued operations located in the in the “Non-GAAP Financial Measures section, described earlier in this press release.

(3)	Our outlook reconciliation uses the mid-point of our estimates of Adjusted EBITDA and net income, excluding non-recurring items, special charges and discontinued operations

(4)	Excludes hotels affected by the recent hurricanes.

(5)	This amount is included in undistributed operating expenses and primarily represents write-offs of intangible costs associated with terminated management contracts and other asset impairments.

(6)	This amount is included in undistributed operating expenses and represents write-off of deferred financing costs associated with the paydown of a portion of our term loan.

(7)	This amount represents adjustment to recorded income tax expense to bring overall effective tax rate to an estimated normalized rate of 20% in 2004 and 40% in 2003. This effective tax rate will differ from the effective tax rate reported in our historical statements of operations.

(8)	Other revenue from managed properties and other expenses from managed properties have been revised in the same amount for the first three quarters of 2004 and all quarters in 2003 for certain amounts previously included in error. This revision has no impact on EBITDA, net income or our balance sheet and cash flows.